Exhibit 99.2
LecTec Corporation
5610 Lincoln Drive
Edina, Minnesota 55436
Contact: Bill Johnson, Controller (952-933-2291 X24)
LecTec Corporation Engages Patent Litigation Counsel
June 16, 2008 — Edina, MN — LecTec Corporation (OTCBB: LECT) announced today that it has engaged the law firm of Rader, Fishman & Grauer PLLC to represent it in connection with its patent portfolio. Rader, Fishman & Grauer ranks as one of the top patent litigation firms in the US and has represented clients in more than three hundred federal court cases since 1996. Rader Fishman is recognized as a “go to” law firm by companies engaged in patent litigation. LecTec will be working with R. Terrance Rader, considered one of the country’s top patent litigators with over three decades of experience, along with Thomas E. Bejin and Glenn Forbis who each have in excess of fifteen years of patent trial experience. LecTec looks forward to working with the Rader Fishman firm. .
About LecTec Corporation
LecTec Corporation is an intellectual property licensing and holding company. The Company’s primary focus is to derive royalty and other income from patents that the Company owns based on its advanced skin interface technologies. The Company was an innovator in hydrogel-based topical delivery of therapeutic over-the-counter medications, which provide alternatives to topical creams and ointments. A hydrogel is a gel-like material having an affinity for water and similar compounds. These gels are ideal for delivering medication onto the skin. The Company holds multiple domestic and international patents on its hydrogel technology.
Cautionary Statements
This press release contains forward-looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward-looking statements are subject to risks and uncertainties, which could cause results or developments to differ materially from those, indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the Company’s dependence on royalty payments from Novartis Consumer Health, Inc. (“Novartis”), which recently began selling an adult vapor patch licensed by the Company, the Company’s dependence on key personnel and Board of Director members, the success or failure of any attempt by the Company to protect or enforce its patents and territories of coverage, the issuance of new accounting pronouncements, the availability of opportunities for licensing agreements related to patents that the Company holds, limitations on market expansion opportunities, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and particularly as described in the “Cautionary Statements” filed as Exhibit 99.01 to our Form 10-KSB for the year ended December 31, 2007.